EXHIBIT 4.1

                           CERTIFICATE OF DESIGNATIONS
                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
                OF 6% SERIES G CUMULATIVE CONVERTIBLE REDEEMABLE
                        PREFERRED STOCK BY RESOLUTION OF
                            THE BOARD OF DIRECTORS OF
                                  eGLOBE, INC.

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

                       6% SERIES G CUMULATIVE CONVERTIBLE
                           REDEEMABLE PREFERRED STOCK

         I, Christopher J. Vizas, Chairman of the Board of eGlobe, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors by the Restated Certificate of Incorporation, as amended, of the Corporation (the "Certificate of Incorporation"), the Board of Directors, in accordance with the provisions of Section 151 of the DGCL, adopted the following resolution, effective as of June 8, 1999 providing for the creation of the 6% Series G Cumulative Convertible Redeemable Preferred Stock:

         RESOLVED that, pursuant to Article IV of the Certificate of Incorporation of the Corporation, there be and hereby is authorized and created a series of Cumulative Convertible Redeemable Preferred Stock consisting of 1 share having a par value of $.001 per share, which series shall be titled "6% Series G Cumulative Convertible Redeemable Preferred Stock."

         The designations, rights, preferences, privileges and restrictions of the 6% Series G Cumulative Convertible Redeemable Preferred Stock shall be made as follows:

         1. Designation and Amount. This series of Preferred Stock shall be designated and known as "6% Series G Cumulative Convertible Redeemable Preferred Stock" (the "Series G Preferred Stock") and shall consist of 1 share. The par value of the Series G Preferred Stock shall be $.001 per share. Certain defined terms used herein are defined in paragraph 10 below.

         2. Voting. 2(a) Except as may be otherwise provided by these terms of the Series G Preferred Stock or by law, the holders of Series G Preferred Stock shall have no voting rights unless dividends payable on the shares of Series G Preferred Stock are in arrears for six quarterly periods, in which case the holders of Series G

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Preferred  Stock  voting  separately  as  a  class with the shares  of any other
Preferred Stock having similar voting rights, will be entitled at the next regular or special meeting of stockholders of the Corporation to elect one director (such voting rights will continue until such time as the dividend arrearage on Series G Preferred Stock has been paid in full).

         2(b) The affirmative vote or consent of holders of at least 66 2/3% of the outstanding shares of Series G Preferred Stock will be required for the issuance of any class or series of stock of the Corporation after the date hereof ranking senior to or pari passu with the shares of Series G Convertible Preferred Stock (other than the series of Preferred Stock authorized as of the date hereof and other than the Series G Preferred Stock, which is presently proposed to be authorized) as to dividends or rights on liquidation, winding up and dissolution. Whenever holders of Series G Preferred Stock are required or permitted to take any action by vote as a single class or series, such action may be taken without a meeting by written consent, setting forth the action so taken and signed by the holders of the Series G Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

         3. Dividends. 3(a) The holders of the Series G Preferred Stock shall be entitled to receive, out of funds legally available therefor, when, as and if declared by the Board of Directors, cumulative annual dividends of 6.0% (computed on a simple basis, without compounding) of the Liquidation Amount (as defined below) per share of Series G Preferred Stock outstanding (the "Accruing Dividends"). Accruing Dividends shall accrue from the Issue Date (whether or not the Corporation has earnings, there are funds legally available therefor or such dividends are declared) and shall be fully cumulative. Accruing Dividends shall be payable annually out of assets legally available therefor on June 30 (each of such dates being hereinafter referred to as a "Dividend Payment Date"), commencing June 30, 2000, when, as and if declared by the Board of Directors.

         3(b) On each Dividend Payment Date commencing June 30, 2000, or upon conversion of Series G Preferred Stock, Accruing Dividends, may at the option of the Corporation, be payable (i) in cash, (ii) in kind in fully paid nonassessable shares of Common Stock (including fractional shares, as necessary) valued at the Market Price, or (iii) a combination thereof; provided, however that the Corporation may pay Accruing Dividends in kind only to the extent that such payment would not require shareholder approvals (including under rules of the Nasdaq Stock Market) or such shareholder approvals shall have been obtained.

         3(c) All shares of Series G Preferred Stock which may be issued as a dividend will thereupon be duly authorized, validly issued, fully paid and nonassessable.



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         3(d) The record  date for the  payment  of  Accruing  Dividends  shall, unless otherwise altered by the Corporation's Board of Directors, be the fifteenth day of the month immediately preceding the month in which the Dividend Payment Date occurs, but in no event more than sixty (60) days nor less than ten
(10) days prior to the Dividend Payment Date

         3(e) No dividends shall be granted on any Common Stock or other Junior Stock unless and until all accrued but unpaid dividends with respect to the Series G Preferred Stock have been paid in full. Accruing Dividends shall not be payable unless and until all accrued but unpaid dividends with respect to any Senior Stock then outstanding have been paid in full. All dividends with respect to the Series G Preferred Stock shall be payable on a parity basis with dividends (including accrued but unpaid dividends) on Parity Stock.

         4. Liquidation. 4(a) (i) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder(s) of each outstanding share of Series G Preferred Stock shall first be entitled, before any distribution or payment is made upon any Junior Stock but after the full liquidation preference has been paid with respect to all Senior Stock, and on a parity basis with all Parity Stock, to be paid, in the case of each such share, an amount equal to $3,000,000 divided by the number of shares of Series G Preferred Stock then outstanding (the "Liquidation Amount"), plus accrued and unpaid dividends thereon (collectively, the "Liquidation Preference"). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series G Preferred Stock shall be insufficient to permit payment in full to all holders of Series G Preferred Stock of the aggregate Liquidation Preference and the amount of any payment to all holders of any other class or series of Preferred Stock ranking on parity with the Series G Preferred Stock as to liquidation, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series G Preferred Stock and the holders of any other class or series of Preferred Stock ranking on parity with the Series G Preferred Stock as to liquidation, in accordance with the respective amounts payable on liquidation upon the shares of Series G Preferred Stock and such Preferred Stock ranking on parity with the Series G Preferred
Stock as to liquidation. After payment in full to the holders of Series G Preferred Stock of the aggregate Liquidation Preference as aforesaid, holders of the Series G Preferred Stock shall, as such, have no right or claim to any of the remaining assets of the Corporation.

         (ii) Written notice of any such liquidation, dissolution or winding up, stating a payment date and the place where said payments shall be made, shall be given (A) by certified or registered mail, postage prepaid, (B) by a nationally known overnight delivery service or (C) by hand, not less than 45 days prior to the payment date stated therein, to each holder of record of Series G Preferred Stock,


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such notice to be  addressed to each such holder at its address as shown by the records of the Corporation.

         4(b) None of the merger or the consolidation of the Corporation, or the sale, lease or conveyance of all or substantially all of its property and business as an entirety, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 4, unless such sale, lease, or conveyance shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

         5. Conversion. The holders of shares of Series G Preferred Stock shall have the following conversion rights:

         5(a). Right to Convert. (i) Subject to the terms and conditions of paragraph 5, from and after October 1, 1999, any share or fraction of a share of Series G Preferred Stock shall be convertible at the option of the holder into such number of fully paid and nonassessable shares of Common Stock (the "Conversion Rate") as is obtained by (1) multiplying the number of shares or fraction of a share of Series G Preferred Stock by the Liquidation Amount and
(2) dividing the result by the price (the "Conversion Price") that equals the greater of (A) 75% of the Market Price of the Common Stock on the date notice of conversion is received by the Company and all other conditions to or requirements for the conversion of the Series G Preferred Stock have been satisfied, and (B) $3.00 (which $3.00, as it may have last been adjusted pursuant to the terms hereof, is referred to herein as the "Minimum Conversion Price").

         (ii) A holder's rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares or fraction of a share of Series G Preferred Stock into Common Stock. Such written notice may be given by telecopying a written and executed notice of conversion to the Corporation at its main telecopier number at its principal office and delivering within five (5) business days thereafter, to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series G Preferred Stock), together with a copy to the Corporation's transfer agent, the original notice of conversion by express courier, together with a certificate or certificates for the shares to be so converted, duly endorsed to the Corporation or in blank, and with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued; provided, however, that the Corporation shall not be obligated to issue certificates for shares of Common Stock in any name other than the name or names set forth on the certificates for the shares of Series G Preferred Stock being converted unless all requirements for transfer of Series G Preferred Stock have been complied with. Conversion shall be effective upon receipt by the Corporation and the transfer agent of the telecopied notice (provided that the

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original  notice  and  the  share  certificate  or  certificates are sent to the
Corporation and the transfer agent as contemplated above).

         (iii) In case of any liquidation of the Corporation, all rights of conversion shall cease and terminate at the close of business on the business day preceding the date fixed for payment of the amount to be distributed to the holders of the Series G Preferred Stock pursuant to paragraph 4.

         5(b). Issuance of Certificates; Time Conversion Effected. (i) Promptly after the receipt of the written notice referred to in subparagraph 5(a)(ii), and surrender of the certificate or certificates for the share (or fraction of share) of Series G Preferred Stock to be converted, the Corporation shall issue and deliver or cause to be issued and delivered, to such holder of Series G Preferred Stock or to such holder's nominee or nominees, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of Common Stock, including, subject to subparagraph 5(c) below, fractional shares, as necessary, issuable upon the conversion of such share (or fraction of share) of Series G Preferred Stock. Upon the effectiveness of conversion the rights of the holder of such share or shares of Series G Preferred Stock being converted shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

         (ii) The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series G Preferred Stock are either delivered to the Corporation or its transfer agent as provided herein, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

         5(c). Fractional Shares; Partial Conversion. In the event that the computation pursuant to subparagraph 5(a) of the number of shares of Common Stock issuable upon conversion of shares of Series G Preferred Stock results in any fractional share of Common Stock, the Corporation may, at its option, issue fractional shares or scrip representing fractional shares of Common Stock or pay in cash the value of such fractional shares of Common Stock upon such conversion, which for this purpose shall be deemed to equal the Market Price as of the conversion date. In case the number of shares (or fraction of a share) of Series G Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 5(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, issue and deliver to the holder of the Certificate or Certificates so surrendered, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series G Preferred Stock represented by the certificate or certificates surrendered which are not to be converted, and which new certificate

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or certificates shall entitle the holder thereof to the rights of the shares (or fraction of a share) of Series G Preferred Stock represented thereby to the same extent as if the Certificate theretofore covering such unconverted shares had not been surrendered for conversion.

         5(d). Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Minimum Conversion Price shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Minimum Conversion Price shall be proportionately increased.

         5(e). Reorganization. Reclassification. Merger or Distribution. If any of the following shall occur: (i) any consolidation or merger to which the Corporation is a party other than a merger in which the Corporation is the continuing corporation and which does not result in any reclassification of, or change (other than a change in name, or par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, the outstanding shares of Common Stock, or (ii) any sale or conveyance of all or substantially all of the property or business of the Corporation as an entirety, then, as a condition of such distribution, reorganization, classification, consolidation, merger, sale or conveyance, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series G Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series G Preferred Stock, such shares of stock, securities, evidence of indebtedness or assets as may be issued or payable in such transaction with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such distribution, reorganization, reclassification, consolidation, merger, sale or conveyance not already taken place, and in such case appropriate provisions shall be made with respect to the right and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, evidence of indebtedness or assets thereafter deliverable upon the exercise of such conversion rights.
Anything herein to the contrary notwithstanding, if the provisions of this subparagraph 5(e) shall be deemed to apply to any distribution, reorganization, reclassification, consolidation, merger, sale or conveyance in respect of the Corporation or its capital stock, no duplicative adjustments shall be made pursuant to subparagraph 5(d) upon the occurrence of such distribution, reorganization, reclassification, consolidation, merger, sale or conveyance.

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         5(f).  Notice  of  Adjustment.  Upon  any  adjustment  of  the  Minimum
Conversion Price, then and in each such case the Corporation shall give written notice thereof, (i) by certified or registered mail, postage prepaid, (ii) by a nationally known overnight delivery service or (iii) delivered by hand, addressed to each holder of shares of Series G Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Minimum Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

         5(g).  Other Notices.  In case at any time:

                (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                (iii) there shall be any distribution (other than a cash dividend) on the capital stock of the Corporation or capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give (A) by certified or registered mail, return receipt requested, postage prepaid, (B) by a nationally known overnight delivery service or (C) delivered by hand, addressed to each holder of any shares of Series G Preferred Stock at the address of such holder as shown on the books of the Corporation at least 30 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and the date when the same shall take place. Such notice in accordance with the foregoing sentence shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

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         5(h). Stock to be Reserved.  The Corporation  shall at all times,  from and after the date on which the Series G Preferred Stock first becomes convertible, reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon the conversion of Series G Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series G Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be required to assure that the par value per share of the Common Stock is at all times equal to or less than the Minimum Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Minimum Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series G Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation.

         5(i). Reissuance of Preferred Stock. Shares of Series G Preferred Stock which are converted into shares of Common Stock as provided herein shall resume the status of authorized and unissued shares of Preferred Stock without designation as to series or class until shares are once more designated as part of a particular series or class by the Board of Directors of the Corporation.

         5(j). Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Series G Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof; provided. that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series G Preferred Stock which is being converted.

         5(k). Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series G Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series G Preferred Stock in any manner which interferes with the timely conversion of such Series G Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

         5(l). Limitations on Adjustments. Anything herein to the contrary notwithstanding, no adjustment in the Minimum Conversion Price shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least $0.01 (one cent) in such Minimum

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Conversion  Price;  provided,  that  any  adjustment  which  by  reason  of this subparagraph 5(l) is not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations of shares of Common Stock or Series G Preferred Stock under this paragraph 5 shall be rounded to the nearest three decimal points.

         6. Redemption. The shares of Series G Preferred Stock shall be subject to redemption by delivery, in cash, of a redemption price equal to the Liquidation Preference (the "Redemption Price") as provided in paragraphs 6(a) and 6(b).

         6(a). Mandatory Redemption. The Corporation shall redeem the Series G Preferred Stock upon the first to occur of the following dates: (1) on the first date (subsequent to the Issue Date) on which the Corporation receives in any transaction or series of transaction any equity financing of at least twenty-five million dollars ($25,000,000) or (2) the fifth (5th) year anniversary of the Issue Date.

         6(b). Optional Redemption Rights. The Shares of Series G Preferred Stock shall be subject to redemption at any time at the option of the Corporation (upon at least thirty days notice as set forth in paragraph 6(c) below).

         6(c). Redemption Mechanics. The Corporation shall give a redemption notice (the "Redemption Notice") not less than thirty (30) and not more than sixty (60) days prior to the redemption date (the "Redemption Notice Period")
(i) by certified mail, postage prepaid, (ii) by a nationally known overnight delivery service or (iii) delivered by hand, addressed to each holder of record of shares of Series G Preferred Stock, notifying such holder of the redemption and specifying the Redemption Price applicable to the Series G Preferred Stock, the redemption date and the place where said Redemption Price shall be payable. During the Redemption Notice Period the holders of Series G Preferred Stock may exercise their right to convert pursuant to Paragraph 5. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. On or after the redemption date fixed in such Redemption Notice, each holder of shares of Series G Preferred Stock to be so redeemed shall present and surrender the certificate or certificates for such shares to the Corporation at the place designated in said notice and thereupon the Redemption Price of such shares shall be paid to, or to the order of, the Person whose name appears on such certificate or certificates as the owner thereof. From and after the close of business on the redemption date, unless there shall have been a default in the payment of the Redemption Price upon surrender of a certificate or certificates representing shares of Series G Preferred Stock to be redeemed, all rights of holders of shares of Series G Preferred Stock subject to redemption on the redemption date (except the right to receive the Redemption Price upon surrender of a certificate or certificates representing shares of Series G Preferred Stock to be redeemed, but without interest) shall cease with respect to such shares, and such shares shall not

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thereafter be transferred on the  books  of the  Corporation  or be deemed to be outstanding  for any  purpose whatsoever.

         7. Information Rights. Each holder of Series G Preferred Stock will be entitled to copies of all material provided to holders of Common Stock and copies of all filings made with the Securities and Exchange Commission pursuant to rules and regulations thereof upon request by such holder.

         8.  Definitions.

         "Board of Directors" shall mean the Board of Directors of the Corporation.

         "Closing Price" of each share of Common Stock or other security means the composite closing price of the sales of the Common Stock or such other security on all securities exchanges on which such security may at the time be listed (as reported in The Wall Street Journal) or, if there has been no sale on any such exchange on any day, the average of the highest bid and lowest asked prices of the Common Stock or such other security on all such exchanges at the end of such day, or, if such security is not so listed, the closing price (or last price, if applicable) of sales of the Common Stock or such other security in the Nasdaq National Market (as reported in The Wall Street Journal on such day, or if such security is not quoted in the Nasdaq National Market but is traded over-the-counter, the average of the highest bid and lowest asked prices on such day in the over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization.

         "Common Stock" shall mean the common stock, $.001 par value, of the Corporation.

         "Issue Date" shall mean the date of original issuance of any share of Series G Preferred Stock.

         "Junior Stock" shall mean any class or series of capital stock (including Common Stock) of the Corporation (other than the series of Preferred Stock authorized as of the date hereof) which may be issued which, at the time of issuance, is not declared to be on a parity with or senior to the Series G Preferred Stock as to dividends and rights upon liquidation (or in the case of Preferred Stock issued after the date hereof which has not received the consent required by paragraph 2(b) hereto).

         "Market Price" means (i) if the Common Stock is listed on any securities exchange, quoted in the Nasdaq National Market, or quoted in the over-the-counter market, the Closing Price of the Common Stock averaged over the 15 consecutive trading days ending on the date immediately prior to the date as of which the Market Price is to be determined, or (ii) if the Common Stock is not listed on any securities exchange, quoted in the Nasdaq National Market, or quoted in the over-the-counter market, the fair value of the Common Stock determined by agreement between the Corporation and the holders of a majority of the outstanding Series G Preferred Stock or, if they are unable to reach agreement within a reasonable period of time, the fair value of the Common Stock as determined by an independent appraiser selected by the Corporation (which appraiser may be the Corporation's investment banker, and the fees and expenses of such appraiser shall be borne by the Corporation), which determination shall be final and binding upon the Corporation and the holders of the outstanding Series G Preferred Stock.

         "Nasdaq" shall mean the Nasdaq Stock Market.

         "Parity Stock" shall mean any class or series of Preferred Stock of the Corporation which, at the time of issuance, is declared to be on a parity with the Series G Preferred Stock as to dividends and rights upon liquidation and (in the case of Preferred Stock issued after the date hereof) which has received the consent required by paragraph 2(b) hereto.

         "Person" shall mean an individual, corporation, trust partnership, limited liability company, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity.

         "Preferred Stock" shall mean any class or series of preferred stock of the Corporation.

         "Senior Stock" shall mean any class or series of Preferred Stock of the Corporation (including the series of Preferred Stock authorized as of the date hereof) which, at the time of issuance, is declared to be senior to the Series G Preferred Stock as to dividends and rights upon liquidation and (in the case of Preferred Stock issued after the date hereof) which has received the consent required by paragraph 2(b) hereto.

         IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made herein are true under the penalties of perjury this 16th day of June, 1999.


                                      -----------------------------------
                                      Christopher J.  Vizas
                                      Chairman of the Board and President



[SEAL]


ATTEST:



-----------------------------------
Graeme Brown
Assistant Secretary`